Independent Auditor's Report

     To The Board of Directors of the Kobren Insight Group of Funds consisting of the Growth, Moderate Growth and Conservative Allocation Funds (the "Funds"):

     We have examined management's assertion about the Funds' compliance with the requirements of Rule 17f-1 of the Investment Company Act of 1940, as amended (the Act) as of December 31, 1998, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 1998, and from November 30, 1998 (the date of our last exam), through December 31, 1998:

     - Confirmation of all securities held by National Financial Services Corporation in book entry form;

     - Confirmation of all securities hypothecated, pledged, placed in escrow or out for transfer with brokers, pledgees, or transfer agents;

     - Reconciliation of all such securities to the books and records of the Funds and the Custodian;

     - Tests of security purchases and sales or maturities since our last report from the books and records of the Funds to authorized trade tickets.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

     In our opinion, management's assertion that the Funds were in compliance with the requirements of Rule 17f-1 of the Investment Company Act of 1940, as amended (the Act) as of December 31, 1998, with respect to securities reflected in the investment accounts of the Funds are fairly stated, in all material respects.

     This report is intended solely for the information and use of management of the Funds and the Securities and Exchange Commission and should not be used for any other purpose.


Boston, Massachusetts
March 18, 1999

        Management Statement Regarding Compliance With Certain Provisions
                     of the Investment Company Act of 1940


     We, as members of management of the Kobren Insight Group of Funds (consisting of the Growth, Moderate Growth and Conservative Allocation Funds) (the "Funds") are responsible for complying with the requirements of Rule 17f-1 of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of Rule 17f-1 as of December 31, 1998, and from November 30, 1998 (the date of our last assertion), through December 31, 1998.

     Based on this evaluation, except for the compliance deficiencies identified in the March 2, 1999 letter to Eric M. Kobren from Daniel B. Wong of the Boston District Office of the Securities & Exchange Commission, we assert that the Funds were in compliance with the requirements of 17f-1 of the Investment Company Act of 1940, as of December 31, 1998, and from November 30, 1998 (the date of our last assertion), through December 31,1998 with respect to securities reflected in the investment accounts of the Funds.


The Kobren Group of Funds


By:      /s/ ERIC GODES
         ERIC GODES
         Vice President
         (Title)
         03/18/99
         (Date)

                          Independent Auditor's Report

     To The Board of Directors of the Kobren Insight Group of Funds consisting of the Growth, Moderate Growth and Conservative Allocation Funds (the "Funds"):

     We have examined management's assertion about the Funds' compliance with the requirements of Rule 17f-1 of the Investment Company Act of 1940, as amended (the Act) as of November 30, 1998, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of November 30, 1998, and from June 30, 1998 (the date of our last exam), through November 30, 1998:

     - Confirmation of all securities held by National Financial Services Corporation in book entry form;

     - Confirmation of all securities hypothecated, pledged, placed in escrow or out for transfer with brokers, pledgees, or transfer agents;

     - Reconciliation of all such securities to the books and records of the Funds and the Custodian;

     - Tests of security purchases and sales or maturities since our last report from the books and records of the Funds to authorized trade tickets.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

     In our opinion, management's assertion that the Funds were in compliance with the requirements of Rule 17f-1 of the Investment Company Act of 1940, as amended (the Act) as of November 30, 1998, with respect to securities reflected in the investment accounts of the Funds are fairly stated, in all material respects.

     This report is intended solely for the information and use of management of the Funds and the Securities and Exchange Commission and should not be used for any other purpose.


Boston, Massachusetts
March 18, 1999

        Management Statement Regarding Compliance With Certain Provisions
                     of the Investment Company Act of 1940


     We, as members of management of the Kobren Insight Group of Funds (consisting of the Growth, Moderate Growth and Conservative Allocation Funds) (the "Funds") are responsible for complying with the requirements of Rule 17f-1 of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of Rule 17f-1 as of November 30, 1998, and from June 30, 1998 (the date of our last assertion), through November 30, 1998.

     Based on this evaluation, except for the compliance deficiencies identified in the March 2, 1999 letter to Eric M. Kobren from Daniel B. Wong of the Boston District Office of the Securities & Exchange Commission, we assert that the Funds were in compliance with the requirements of 17f-1 of the Investment Company Act of 1940, as of November 30, 1998, and from June 30, 1998 (the date of our last assertion), through November 30,1998 with respect to securities reflected in the investment accounts of the Funds.


The Kobren Group of Funds


By:      /s/ ERIC GODES
         ERIC GODES
         Vice President
         (Title)
         03/18/99
         (Date)

                          Independent Auditor's Report

     To The Board of Directors of the Kobren Insight Group of Funds consisting of the Growth, Moderate Growth and Conservative Allocation Funds (the "Funds"):

     We have examined management's assertion about the Funds' compliance with the requirements of Rule 17f-1 of the Investment Company Act of 1940, as amended (the Act) as of June 30, 1998, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 1998, and from January 8, 1998 (the date of the establishment of the Funds contract with National Financial Services Corporation), through June 30, 1998:

     - Confirmation of all securities held by National Financial Services Corporation in book entry form;

     - Confirmation of all securities hypothecated, pledged, placed in escrow or out for transfer with brokers, pledgees, or transfer agents;

     - Reconciliation of all such securities to the books and records of the Funds and the Custodian;

     - Tests of security purchases and sales or maturities since January 8, 1998 from the books and records of the Funds to authorized trade tickets.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

     In our opinion, management's assertion that the Funds were in compliance with the requirements of Rule 17f-1 of the Investment Company Act of 1940, as amended (the Act) as of June 30, 1998, with respect to securities reflected in the investment accounts of the Funds are fairly stated, in all material respects.

     This report is intended solely for the information and use of management of the Funds and the Securities and Exchange Commission and should not be used for any other purpose.


Boston, Massachusetts
March 18, 1999

       Management Statement Regarding Compliance With Certain Provisions
                     of the Investment Company Act of 1940


     We, as members of management of the Kobren Insight Group of Funds (consisting of the Growth, Moderate Growth and Conservative Allocation Funds) (the "Funds") are responsible for complying with the requirements of Rule 17f-1 of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of Rule 17f-1 as of June 30, 1998, and from January 8, 1998 (the date of the establishment of the Funds' contract with National Financial Services Corporation), through June 30, 1998.

     Based on this evaluation, except for the compliance deficiencies identified in the March 2, 1999 letter to Eric M. Kobren from Daniel B. Wong of the Boston District Office of the Securities & Exchange Commission, we assert that the Funds were in compliance with the requirements of 17f-1 of the Investment Company Act of 1940, as of June 30, 1998, and from January 8, 1998 (the date of the establishment of the Funds' contract with National Financial Services Corporation), through June 30, 1998 with respect to securities reflected in the investment accounts of the Funds.


The Kobren Group of Funds


By:      /s/ ERIC GODES
         ERIC GODES
         Vice President
         (Title)
         03/18/99
         (Date)